Exhibit (a)(10)

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Maureen Kolb
(443) 327-1238
mkolb@safenet-inc.com
www.safenet-inc.com

SafeNet, Inc. Announces Extension of Tender Offer for Datakey, Inc.

BALTIMORE, Maryland, October 20, 2004 – SafeNet, Inc. (NASDAQ: SFNT), setting the standard for information security, today announced that it will extend the cash tender offer by Snowflake Acquisition Corp., its wholly-owned subsidiary, to acquire all outstanding common stock of Datakey, Inc. (OTCBB:DKEY) for $0.65 net per share and all of the outstanding convertible preferred stock of Datakey for $2.50 net per share.

Prior to the originally scheduled expiration time of midnight on October 19, 2004, Datakey stockholders tendered 100% of the outstanding convertible preferred stock, or 150,000 shares, and approximately 73% of the outstanding common stock, or approximately 8,588,191 shares. Through its wholly-owned subsidiary, SafeNet has accepted for payment all validly tendered shares. Payments for accepted shares will be made promptly through Wells Fargo Bank, N.A., the depositary for the offer.

SafeNet elected to extend the deadline for expiration of the tender offer in order to obtain as many shares as possible and to provide remaining Datakey stockholders with more time to respond.

The extended tender offer will commence immediately and expire at 8:00 p.m. on October 26, 2004.

SafeNet intends to complete its acquisition of Datakey through a merger that it expects to effect by early December, in which all remaining shares of Datakey common stock that were not validly tendered and purchased in the tender offer, except those shares for which appraisal rights under applicable law have been properly exercised, will be converted into the right to receive $0.65 net per share in cash, without interest, subject to applicable withholding. As a result of this merger, Datakey will become a wholly-owned subsidiary of SafeNet. Following the merger, SafeNet will terminate the listing of Datakey’s common stock on the OTC Bulletin Board.

SafeNet Creates New Business Unit
 As a result of the DataKey transaction, SafeNet will create a new Identity Management Business Unit for this solutions portfolio. The unit will be integrated into the Enterprise Security Division, under the direction of Chris Fedde, Senior Vice President and General Manager of this division. Products and solutions that will fall under the new Identity Management Business Unit will include SafeNet’s Luna and iKey product line as well as Datakey’s authentication-based solutions and Axis and CIP software technology. As soon as practicable, Datakey’s President Tim Russell will join SafeNet as Vice President and General Manager of the Identify Management Business Unit, reporting to Chris Fedde. In this role, Tim will lead a team dedicated to establishing an integrated Identity Management portfolio of products. The team will be responsible for all key sales, marketing, development, and customer support functions.

About SafeNet, Inc.
 SafeNet is a global leader in information security. Founded more than 20 years ago, the company provides complete security utilizing its encryption technologies to protect communications, intellectual property and digital identities, and offers a full spectrum of products including hardware, software, and chips. ARM, Bank of America, NetGear, the Departments of Defense and Homeland Security, Adobe, Samsung, Texas Instruments, the U.S. Internal Revenue Service and scores of other customers entrust their security needs to SafeNet. For more information, visit www.safenet-inc.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. Important factors that could cause actual results to differ materially are included but are not limited to those listed in SafeNet’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company assumes no obligation to update information concerning its expectations.

Editor’s Note: SafeNet is a registered trademark of SafeNet, Inc. All other trademarks are the property of their respective owners.